Exhibit 99.1
Forest City Realty Trust, Inc.
Balance Sheet

As of September 30, 2015
(unaudited)
Assets
Cash	$1,000
Total Assets	$1,000

Liabilities and Shareholder's Equity
Liabilities	$—
Shareholder's equity
Preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares issued	—
Common stock, $0.01 par value
Class A, 371,000,000 shares authorized, 100 shares issued and outstanding	1
Class B, 56,000,000 shares authorized, no shares issued	—
Additional paid-in-capital	999
Total Shareholder's Equity	1,000
Total Liabilities and Shareholder's Equity	$1,000

See accompanying note to the balance sheet.

Forest City Realty Trust, Inc.
Note to the Balance Sheet

A.	Organization
Forest City Realty Trust, Inc., formerly FCRT, Inc., was incorporated on May 29, 2015, under the laws of the state of Maryland and was authorized to issue 10,000,000 shares of $0.01 par value common stock. Forest City Realty Trust, Inc., a wholly owned subsidiary of Forest City Enterprises Inc., (“FCE”), was created to effect the merger described below. On August 19, 2015, Forest City Realty Trust, Inc. amended and restated its charter (the “Amendment”) authorizing 447,000,000 shares of stock, consisting of 371,000,000 shares of Class A common stock, $.01 par value per share, 56,000,000 shares of Class B common stock, $.01 par value per share and 20,000,000 shares of preferred stock, $.01 par value per share. In addition, the 100 shares of common stock issued and outstanding immediately prior to the Amendment were converted into 100 shares of Class A common stock.
Prior to the merger, Forest City Realty Trust, Inc., will conduct no business other than incident to the merger. In the merger, a subsidiary of Forest City Realty Trust, Inc., will merge with and into FCE with FCE becoming a subsidiary of Forest City Realty Trust, Inc. Upon the effectiveness of the merger, each outstanding share of Class A and Class B common stock of FCE will be converted into one share of Forest City Realty Trust, Inc., Class A and Class B common stock, respectively, and the shares in Forest City Realty Trust, Inc., held by FCE prior to the merger will be cancelled. Forest City Realty Trust Inc., will, by virtue of the merger, directly or indirectly own all of the assets and business formerly owned by FCE.
Also effective at the time of the merger, Forest City Realty Trust, Inc., will amend and restate its articles of incorporation. The restated articles will be similar in most respects to the FCE articles of incorporation in effect prior to the merger, except that they will include restrictions on transfer and ownership of Forest City Realty Trust, Inc. common stock to facilitate compliance with the rules applicable to Real Estate Investments Trusts and additional provisions arising out of differences between Ohio and Maryland corporate law. The members of the board of directors of Forest City Realty Trust, Inc. following the merger will consist of the same individuals who constitute the FCE board immediately prior to the merger and the executive officers of Forest City Realty Trust, Inc. will consist of the same individuals who are executive officers of FCE immediately prior to the merger, although some of the officers (not including the principal executive officer, principal financial officer or principal accounting officer) may have different responsibilities after the merger or may retire.
The accompanying balance sheet and note have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

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